Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-4

(Form Type)

BGC Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A Common Stock, par value $0.01 per share	457(f)(1)	360,000,000 shares(1)	N/A	$1,652,400,000.00(2)	$0.00011020	$182,094.48

	Equity	Class A Common Stock, par value $0.01 per share	457(i)	110,000,000 shares(3)	N/A	—	—	—(4)

	Equity	Class B Common Stock, par value $0.01 per share	457(f)(2)	110,000,000 shares(5)	N/A	$198,000,000.00(6)	$0.00011020	$21,819.60

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts				N/A	$1,850,400,000.00	$0.00011020	$203,914.08

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due							$203,914.08

(1)

Represents the estimated maximum number of shares of Class A common stock, par value $0.01 per share, of BGC Group, Inc. (“BGC Group Class A common stock”), issuable pursuant to the mergers described in the consent solicitation statement/prospectus that forms a part of the accompanying registration statement (the “mergers”).

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the BGC Group Class A common stock to be registered was calculated based upon the sum of the product of (a) $4.59, the average of the high and low sale prices of BGC Partners Class A common stock as reported on NASDAQ Global Select Market on April 4, 2023 and (b) 360,000,000, the maximum number of shares of BGC Partners Class A common stock expected to be exchanged in connection with the mergers.

(3)

Represents the number of shares of BGC Group Class A common stock into which the estimated maximum number of shares of Class B common stock, par value $0.01 per share, of BGC Group, Inc. (“BGC Group Class B common stock”) issuable pursuant to the mergers may be converted.

(4)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.
(5)	Represents the estimated maximum number of shares of BGC Group Class B common stock estimated to be issuable pursuant to the mergers.
(6)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(2) under the Securities Act. The proposed maximum aggregate offering price of the BGC Group Class B common stock to be registered was calculated based upon the sum of the product of (a) $1.80, the book value of a share of BGC Partners Class B common stock on December 31, 2022, and (b) 110,000,000, the maximum number of shares of BGC Group Class B common stock expected to be exchanged in connection with the mergers.